Exhibit 99.1

PRESS RELEASE

WINN-DIXIE STORES, INC. | 5050 EDGEWOOD COURT | JACKSONVILLE, FLA. 32254 | (904) 783-5000

Winn-Dixie Stores, Inc., Reports Third Quarter Fiscal 2009 Results;

Raises Fiscal 2009 Guidance

(FINAL)

Highlights

•	Adjusted EBITDA of $57.5 million in 3Q’09; year-to-date Adjusted EBITDA of $120.0 million

•	Gross margin of 28.9%, an increase of approximately 90 basis points from the year-ago period

•	Identical store sales increase of 0.2%; increase of 1.2% when adjusted for timing of Easter holiday

•	Now expects fiscal 2009 Adjusted EBITDA of $145 to $152 million

JACKSONVILLE, Fla. (May 11, 2009) — Winn-Dixie Stores, Inc. (NASDAQ: WINN), today reported net income of $16.6 million, or $0.30 per diluted share, for the third quarter of fiscal 2009 compared to net income of $15.0 million, or $0.28 per diluted share, for the third quarter of fiscal 2008.

Adjusted EBITDA in the third quarter was $57.5 million, including a LIFO charge of $1.2 million for the quarter. Adjusted EBITDA in the third quarter of fiscal 2008 was $51.2 million, which included an estimated benefit of $3.5 million due to the earlier timing of the Easter holiday in 2008 and a LIFO charge of $6.2 million.

Winn-Dixie Chairman, CEO, and President, Peter Lynch, said, “I am very pleased with our financial performance this quarter, which reflects our success maintaining an appropriate balance between sales and gross margin. Based on our strong results, we are raising our annual Adjusted EBITDA guidance for the fiscal year to a range of $145 to $152 million. Our updated guidance reflects a significant increase in growth over fiscal 2008 Adjusted EBITDA of $101.9 million, despite the challenges posed by the economy.”

Mr. Lynch added, “We are on track with our long-term initiatives, including our store remodeling program and merchandising and marketing strategies. I remain confident that we have the right strategies in place to generate sustainable long-term sales growth and profitability by offering customers better quality, service and value for their shopping dollars.”

Fiscal 2009 Third Quarter Results

Net sales in the third quarter of fiscal 2009 were $1.7 billion, an increase of $3.1 million compared to the prior year period. Identical store sales from continuing operations increased 0.2% compared to the same period in the prior fiscal year. Third quarter identical store sales were impacted negatively by approximately 100 basis points due to the timing of the Easter holiday. The third quarter of the prior fiscal year included Easter holiday sales, whereas Easter sales occurred in the fourth quarter of fiscal 2009. In addition, identical store sales in the third quarter of fiscal 2009 were impacted negatively by approximately 70 basis points due to a higher percentage of generic versus branded pharmaceutical products sold.

Gross profit in the third quarter of fiscal 2009 was $498.7 million, or 28.9% of net sales compared to $483.1 million or 28.0% of net sales in the third quarter of fiscal 2008. The increase in gross profit primarily reflects the benefit of product mix changes, lower transportation costs and a lower LIFO charge.

Other operating and administrative expenses for the third quarter of fiscal 2009 were $468.4 million, an increase of $9.7 million compared to the same period in the prior fiscal year. The increase in other operating and administrative expenses in the third quarter of fiscal 2009 was due primarily to higher retail payroll, as the Company continues to invest in customer service, and higher utility rates.

As of April 1, 2009, Winn-Dixie had approximately $661.6 million of liquidity, comprised of $484.3 million of borrowing availability under its credit agreement and $177.3 million of cash and cash equivalents.

In addressing liquidity, Mr. Lynch added, “Based on our strong cash position and our preliminary review of our capital plan for next year, we anticipate that in fiscal 2010 we will again have no borrowings under our Credit Facility.”

Store Remodeling Program

Winn-Dixie continued to make progress with the store remodeling program it commenced in the second half of fiscal 2007. The Company is on track to remodel roughly half of its stores by the end of fiscal 2010 and substantially all of its stores by the end of fiscal 2013.

As of the end of the third quarter of fiscal 2009, the Company had completed 127 store remodels, 74 of which were still within their first year of operation. Of the 74 first-year store remodels, 47 are considered by the Company to be offensive remodels. Year-to-date, those 47 stores had a 10% weighted average sales increase compared to the same period in the prior fiscal year, excluding the grand re-opening phase and adjusted for the Easter holiday shift. The sales increase resulted from increases in transaction count and basket size of 4.5% and 5.3%, respectively.

Corporate Brands Program

The Company’s corporate brands program is another key component of its long-term strategic plan. For the third quarter of fiscal 2009, the Company’s penetration rate improved to 21.8%, an increase of 110 basis points compared to the same period in the prior fiscal year, on the categories we measure. To date, the Company has completed packaging and label redesigns for over 2,000 private label products. The Company’s plan is to have redesigned substantially all of its line of private label products, which consists of approximately 3,000 items, by the end of calendar year 2009.

40-Week Results

Net sales for the 40 weeks ended April 1, 2009, were $5.7 billion, an increase of $61.2 million compared to the same period in the prior fiscal year. Identical store sales from continuing operations increased 1.0% compared to the same period in the prior fiscal year. Gross profit as a percentage of net sales was 28.3%, an increase of 100 basis points compared to the same period in the prior fiscal year.

Net income for the 40 weeks of fiscal 2009 was $30.4 million, or $0.56 per diluted share, compared to net income of $18.3 million, or $0.34 per diluted share, in the prior fiscal year. Adjusted EBITDA was $120.0 million compared to $92.2 million in the prior fiscal year.

Fiscal 2009 Guidance-Update

The Company now expects Adjusted EBITDA in fiscal 2009 to be between $145 million to $152 million, an increase from its previous estimate of $110 million to $125 million. The Company’s updated guidance reflects its strong performance year-to-date and its expectation for continued success maintaining an appropriate balance between sales and gross margin. In addition, the Company’s updated guidance includes a $12 million reduction in the estimated full-year LIFO charge to $19 million from the previous estimate of $31 million.

Conference Call and Webcast Information

The Company will host a live conference call and simultaneous audio webcast on Tuesday, May 12, 2009, from 8:30 AM to 9:00 AM Eastern Time. To access the simultaneous webcast of the conference call (a replay of which will be available later in the day), please go to the Company’s Investor Relations site at http://www.winn-dixie.com under “Investors”. Parties interested in participating in this call should dial-in ten minutes prior to the start time at 888-713-4211 or 617-213-4864 with access code 63770147. A recording of the call will be available on the Investor Relations section of the Winn-Dixie website from May 12, through May 19, 2009; it can also be accessed by calling 888-286-8010 or 617-801-6888. The replay access code is 31153589.

About Winn-Dixie

Winn-Dixie Stores, Inc., is one of the nation’s largest food retailers. Founded in 1925, the Company is headquartered in Jacksonville, FL. The Company currently operates 520 retail grocery locations, including more than 400 in-store pharmacies, in Florida, Alabama, Louisiana, Georgia, and Mississippi. For more information, please visit www.winn-dixie.com.

The Securities and Exchange Commission (“SEC”) has adopted rules related to disclosure of certain financial measures not calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Such rules require all public companies to provide certain disclosures in press release and SEC filings related to non-GAAP financial measures. We use the non-GAAP measure “Adjusted EBITDA” to evaluate the Company’s operating performance and it is among the primary measures used by management for planning and forecasting of future periods. Adjusted EBITDA is defined as income from continuing operations before interest, income taxes, and depreciation and amortization expense, or EBITDA, and further adjusted for certain non-cash charges, reorganization items, self-insurance reserves, and items related to the Company’s emergence from bankruptcy. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by the Company’s management and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the results of the Company to other peers in its industry. Adjusted EBITDA is reconciled to Net Income on the attached schedule of this release.

Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are based on our current plans and expectations and involve certain risks and uncertainties. Actual results may differ materially from the expected results described in the forward-looking statements. These forward-looking statements include and may be indicated by words or phrases such as “anticipate,” “estimate,” “plan,” “expect,” “project,” “continuing,” “ongoing,” “should,” “will,” “believe,” or “intend” and similar words and phrases. There are many factors that could cause the Company’s actual results to differ materially from the expected results contemplated or implied by the Company’s forward-looking statements.

The Company faces a number of risks and uncertainties with respect to its continuing business operations and its attempt to increase its sales and gross profit margin, including, but not limited to: the Company’s ability to improve the quality of its stores and products; the Company’s success in achieving increased customer count and sales in remodeled and other stores; the results of the Company’s efforts to revitalize the corporate brand; competitive factors, which could include new store openings, price reduction programs and marketing strategies from other food and/or drug retail chains, supercenters and non-traditional competitors; the ability of the Company to effectively manage gross margin rates; the ability of the Company to attract, train and retain key leadership; the Company’s ability to implement, maintain or upgrade information technology systems, including programs to support retail pricing policies; the outcome of the Company’s programs to control or reduce operating and administrative expenses and to control inventory shrink; increases in utility rates, gasoline costs and food prices, which could impact consumer spending and buying habits and the cost of doing business; the availability and terms of capital resources and financing and its adequacy for the Company’s planned investment in store remodeling and other activities; the concentration of the Company’s locations in the southeastern United States, which increases its vulnerability to severe storm damage; general business and economic conditions in the southeastern United States, including consumer spending levels, population, employment and job re-growth in some of our markets, and the additional risks relating to limitations on insurance coverage following the catastrophic storms in recent years; the Company’s ability to successfully estimate self-insurance liabilities; changes in laws and other regulations affecting the Company’s business; events that give rise to actual or potential food contamination, drug contamination or food-borne illness; the Company’s ability to use net operating loss carryforwards under the federal tax laws; and the outcome of litigation or legal proceedings.

Please refer to discussions of these and other factors in the Company’s Annual Report on Form 10-K for the fiscal year ended June 25, 2008, and other Company filings with the Securities and Exchange Commission. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:	Media Contact:
Eric Harris	Robin Miller
Director of Investor Relations	Director of Communications
(904) 783-5033	(904) 370-7715

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

Dollar amounts in thousands except per share data	12 weeks ended
	April 1, 2009		April 2, 2008
	Amount	%	Amount	%
Net sales	$1,725,946	100.0	$1,722,829	100.0
Cost of sales, including warehouse and delivery expenses	1,227,216	71.1	1,239,749	72.0

Gross profit on sales	498,730	28.9	483,080	28.0
Other operating and administrative expenses	468,439	27.1	458,708	26.6
Impairment charges	204	—	—	—

Operating income	30,087	1.8	24,372	1.4
Interest expense (income), net	781	0.1	(1,057)	(0.1)

Income before income taxes	29,306	1.7	25,429	1.5
Income tax expense	12,744	0.7	10,405	0.6

Net income	$16,562	1.0	$15,024	0.9

Basic and diluted earnings per share	$0.30		0.28

Weighted average common shares outstanding-basic	54,389		53,970

Weighted average common shares outstanding-diluted	54,557		54,251

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA):
Net income	$16,562		15,024
Adjustments to reconcile net income to EBITDA:
Income tax expense	12,744		10,405
Depreciation and amortization	21,830		21,581
Favorable and unfavorable lease amortization, net	697		894
Interest expense (income), net	781		(1,057)

EBITDA	52,614		46,847

Adjustments to reconcile EBITDA to Adjusted EBITDA
Share-based compensation	4,048		3,343
Post-emergence bankruptcy-related professional fees	620		966
Impairment charges	204		—

Adjusted EBITDA	$57,486		51,156

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

Dollar amounts in thousands except per share data	40 weeks ended
	April 1, 2009		April 2, 2008
	Amount	%	Amount	%
Net sales	$5,651,927	100.0	$5,590,695	100.0
Cost of sales, including warehouse and delivery expenses	4,053,944	71.7	4,062,234	72.7

Gross profit on sales	1,597,983	28.3	1,528,461	27.3
Other operating and administrative expenses	1,556,777	27.5	1,498,912	26.8
Gain on insurance settlement	(22,430)	(0.4)	—	—
Impairment charges	1,870	0.1	210	—

Operating income	61,766	1.1	29,339	0.5
Interest expense (income), net	3,374	0.1	(3,572)	(0.1)

Income before income taxes	58,392	1.0	32,911	0.6
Income tax expense	27,998	0.5	14,606	0.3

Net income	$30,394	0.5	$18,305	0.3

Basic and diluted earnings per share	$0.56		0.34

Diluted earnings per share	$0.56		0.34

Weighted average common shares outstanding-basic	54,307		53,922

Weighted average common shares outstanding-diluted	54,522		54,290

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA):
Net income	$30,394		18,305
Adjustments to reconcile net income to EBITDA:
Income tax expense	27,998		14,606
Depreciation and amortization	75,222		65,544
Favorable and unfavorable lease amortization, net	1,968		2,647
Interest expense (income), net	3,374		(3,572)

EBITDA	138,956		97,530

Adjustments to reconcile EBITDA to Adjusted EBITDA
Share-based compensation	11,551		10,199
Post-emergence bankruptcy-related professional fees	1,788		2,597
Gain on insurance settlement	(22,430)		—
Self-insurance reserve adjustment	(9,185)		(18,316)
Impairment charges	1,870		210
VISA / MasterCard settlement	(2,563)		—

Adjusted EBITDA	$119,987		92,220

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

Dollar amounts in thousands except par value	April 1, 2009	June 25, 2008
ASSETS
Current assets:
Cash and cash equivalents	$177,347	201,275
Trade and other receivables, less allowance for doubtful receivables of $3,034 ($1,906 at June 25, 2008)	70,225	79,912
Insurance claims receivable	—	2,197
Income tax receivable	6,861	4,874
Merchandise inventories, less LIFO reserve of $42,587 ($24,738 at June 25, 2008)	659,519	649,022
Prepaid expenses and other current assets	33,851	42,099

Total current assets	947,803	979,379

Property, plant and equipment, net	552,456	446,866
Intangible assets, net	243,351	294,775
Deferred tax assets, non-current	36,404	39,454
Other assets, net	5,557	15,047

Total assets	$1,785,571	1,775,521

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current obligations under capital leases	$11,266	7,920
Accounts payable	324,870	340,211
Reserve for self-insurance liabilities	79,315	73,365
Accrued wages and salaries	73,714	77,575
Accrued rent	29,828	39,464
Deferred tax liabilities	47,502	50,557
Accrued expenses	73,948	76,244

Total current liabilities	640,443	665,336

Reserve for self-insurance liabilities	115,302	121,000
Long-term borrowings under credit facility	133	58
Unfavorable leases	116,393	126,049
Obligations under capital leases	26,460	17,698
Other liabilities	19,591	19,753

Total liabilities	918,322	949,894

Shareholders’ equity:
Common stock, $0.001 par value. Authorized 400,000,000 shares; 54,577,320 shares issued; 54,478,793 outstanding at April 1, 2009 and 54,179,890 shares issued; 54,081,363 outstanding at June 25, 2008.	54	54
Additional paid-in-capital	787,617	776,059
Retained earnings	71,671	41,277
Accumulated other comprehensive income	7,907	8,237

Total shareholders’ equity	867,249	825,627

Total liabilities and shareholders’ equity	$1,785,571	1,775,521

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

Amounts in thousands	40 weeks ended
	April 1, 2009	Apr. 2, 2008
Cash flows from operating activities:
Net income	$30,394	18,305
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on sales of assets, net	190	239
Gain on insurance settlement	(22,430)	—
Impairment charges	1,870	210
Depreciation and amortization	75,222	65,544
Share-based compensation	11,551	10,199
Deferred income taxes	27,998	14,803
Change in operating assets and liabilities:
Favorable and unfavorable leases, net	1,968	2,647
Trade, insurance and other receivables	21,036	17,560
Merchandise inventories	(10,497)	(21,120)
Prepaid expenses and other current assets	8,248	2,002
Accounts payable	(7,860)	49,923
Income taxes payable/receivable	1,425	6,555
Reserve for self-insurance liabilities	252	(5,963)
Accrued expenses and other	(18,828)	(24,622)

Net cash provided by operating activities	120,539	136,282

Cash flows from investing activities:
Purchases of property, plant and equipment	(153,500)	(153,772)
Decrease (increase) in investments and other assets, net	4,909	(7,672)
Sales of assets	639	178
Purchases of marketable securities	—	(72,090)
Sales of marketable securities	—	75,466
Proceeds from insurance	17,601	—

Net cash used in investing activities	(130,351)	(157,890)

Cash flows from financing activities:
Gross borrowings on credit facilities	11,529	10,091
Gross payments on credit facilities	(11,454)	(10,066)
(Decrease) increase in book overdrafts	(7,481)	3,281
Principal payments on capital leases	(6,717)	(5,799)
Proceeds from sales under Employee Stock Purchase Plan	7	—

Net cash used in financing activities	(14,116)	(2,493)

Decrease in cash and cash equivalents	(23,928)	(24,101)
Cash and cash equivalents at beginning of period	201,275	201,946

Cash and cash equivalents at end of period	$177,347	177,845